UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2006
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-50651 (Commission File Number)	33-0734433 (I.R.S. Employer Identification No.)
10590 West Ocean Air Drive, Suite 200, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 17, 2006, Santarus, Inc. (“Santarus”) entered into an OTC License Agreement (the “License Agreement”) with Schering-Plough Healthcare Products, Inc. (“Schering-Plough”), granting rights under an exclusive license to certain patents, trademarks and other intellectual property to Schering-Plough to develop, manufacture, market and sell Zegerid® branded immediate-release omeprazole products for the over-the-counter (“OTC”) market in the United States and Canada. Schering-Plough is responsible, at its sole expense, for all activities related to product and clinical development, manufacturing, regulatory matters, marketing and sales of products under the License Agreement and is required to use diligent efforts to conduct and complete such activities in a timely manner. Santarus and Schering-Plough will form a joint steering committee to oversee Schering-Plough’s activities under the License Agreement and to facilitate communications between the parties.
     Under the License Agreement, Santarus will receive a $15,000,000 upfront license fee payable within two (2) business days following the effective date of the License Agreement and may receive up to an additional $65,000,000 in milestone payments upon the achievement of certain regulatory and sales milestones. Santarus will also receive low double-digit royalties, subject to adjustment in certain circumstances, on net sales of any OTC products sold by Schering-Plough under the License Agreement, a portion of which will be paid to the University of Missouri pursuant to a License Agreement between Santarus and the University of Missouri.
     During the term of the License Agreement, Schering-Plough and its affiliates agree not to develop, market or sell other OTC proton pump inhibitor (“PPI”) products in the United States or Canada, and also agree to certain other limitations on Schering-Plough’s activities related to PPI products. In addition, Santarus agreed itself not to, and also agreed not to grant any license to any other third party to, develop, market or sell OTC products in the United States or Canada utilizing Santarus’ immediate-release technology.
     The License Agreement shall remain in effect as long as Schering-Plough is marketing products under the License Agreement in the United States or Canada. Schering-Plough may terminate the agreement on 180 days prior written notice to Santarus anytime after submitting its first new drug application for a licensed product or if Schering-Plough does not meet a specified deadline for receiving marketing approval in the United States for a licensed product. In addition, either party may terminate the License Agreement in the event of uncured material breach of a material obligation, subject to certain limitations, or in the event of bankruptcy or insolvency.
     The terms of the License Agreement, including receipt of the upfront payment, are subject to review under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR”), and the parties will seek early termination of the HSR waiting period.
     The License Agreement is being filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the License Agreement is qualified in its entirety by reference to such exhibit.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1+	OTC License Agreement, dated as of October 17, 2006, by and between Santarus, Inc. and Schering-Plough Healthcare Products, Inc.

+	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: October 17, 2006	By:	/s/ Gerald T. Proehl
Name: Gerald T. Proehl
Title: President and Chief Executive Officer

EXHIBIT INDEX

10.1+	OTC License Agreement, dated as of October 17, 2006, by and between Santarus, Inc. and Schering-Plough Healthcare Products, Inc.

+	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.